Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Financial Dynamics, Investor Relations
Jim Byers (Investors)
(415) 439-4504

RURAL/METRO COMMENCES TENDER OFFER AND

CONSENT SOLICITATION FOR SENIOR NOTES

SCOTTSDALE, Ariz. (Feb. 3, 2005) – Rural/Metro Corporation (Nasdaq/SC: RURL) announced today that it has commenced a cash tender offer and consent solicitation for any and all of the $150.0 million aggregate principal amount outstanding of its 7 7/8% Senior Notes due 2008. The company intends to fund the tender offer with a portion of the net proceeds from borrowings under a new senior secured credit facility and the issuance or incurrence of other indebtedness. The tender offer is conditioned upon the consummation of the financing transactions, a minimum tender of outstanding notes, and other general conditions.

As part of the tender offer, the company is soliciting consents from the holders of the notes for certain proposed amendments that would eliminate or modify substantially all of the restrictive covenants, certain events of default, and certain other provisions contained in the indenture governing the notes. Noteholders that tender their notes will be required to consent to the proposed amendments, and noteholders that consent to the proposed amendments will be required to tender their notes.

Tendering noteholders who validly tender, and do not withdraw, their notes and deliver, and do not revoke, consents by the consent date, which is February 16, 2005, will receive total consideration of $1,017.00 per $1,000 principal amount of such notes. The total consideration includes a consent payment of $20.00 per $1,000 principal amount of notes. Noteholders who validly tender their notes after the consent date will not receive the consent payment.

The consent solicitation will expire at 5:00 p.m., New York City time, on Wednesday, February 16, 2005, and the tender offer will expire at 11:59 p.m., New York City time on Thursday, March 3, 2005, in each case unless extended or earlier terminated by the company. The company anticipates settlement of the tender offer on March 4, 2005. Noteholders who validly tender their notes also will be paid accrued and unpaid interest, if any, up to, but not including, the payment date.

The company’s obligations to accept for purchase any notes validly tendered pursuant to the tender offer and make consent payments for consents validly delivered on or prior to the consent date are conditioned upon satisfaction or waiver of various conditions, including, among other things, the following:

•	There being validly tendered (and not withdrawn) at least a majority in aggregate principal amount of the outstanding notes,

•	The execution of a supplemental indenture to the indenture governing the notes, following receipt of required consents, and

•	The borrowing under a new credit facility and through the issuance or incurrence of other indebtedness proceeds in an amount sufficient to pay the total consideration for the tender offer and the redemption of any notes not tendered in the tender offer on terms and conditions satisfactory to the company.

This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities. The offer is being made solely by the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated February 3, 2005, and the information in this press release is qualified in its entirety by reference to the information contained therein.

The company has retained Citigroup Global Markets Inc. to serve as the Dealer Manager for the tender offer and Solicitation Agent for the consent solicitation. Requests for documents may be directed to Global Bondholder Services Corporation, the Information Agent at (866) 488-1500 (toll free) and (212) 430-3774. Questions regarding the tender and consent solicitation may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll free).

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services to approximately 400 communities in 23 states. For more information, visit the company’s web site at www.ruralmetro.com

This press release contains forward-looking statements, including statements relating to the company’s consummation of the tender offer and consent solicitation, the execution of a new senior secured credit facility and the issuance or incurrence of other indebtedness. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. Actual results may differ materially from the results anticipated in the forward-looking statements due to a variety of factors including, but not limited to, adverse regulatory, business or market conditions or difficulties or delays in or unexpected costs relating to obtaining financing necessary to consummate the tender offer. Additional factors that could affect the company are described in its Form 10-K for the year ended June 30, 2004 under the caption “Risk Factors” in the Management’s Discussion and Analysis section, and other factors as described from time to time in the company’s SEC filings. The company disclaims any obligation to update its forward-looking statements.

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